Exhibit 99.1

Calumet Specialty Products Partners, L.P. Completes Acquisition of Royal Purple, Inc.

INDIANAPOLIS, July 3, 2012 /PRNewswire/ — Calumet Specialty Products Partners, L.P. (“Calumet”) (NASDAQ: CLMT) announced today that it completed the previously announced acquisition of Royal Purple, Inc. (“Royal Purple”) on July 3, 2012 for aggregate consideration of approximately $333 million, subject to customary purchase price adjustments (the “Royal Purple Acquisition”).

“We are very excited to add Royal Purple’s people and its products to Calumet. We look forward to working with the Royal Purple employees to continue to build upon their track record of growth,” said Bill Grube, Calumet’s Chief Executive Officer.

The Royal Purple Acquisition was financed with the net proceeds of approximately $262 million from the June 2012 issuance of $275 million in aggregate principal amount of Calumet’s 9 5/8% senior unsecured notes due 2020 and with cash on hand of approximately $71 million.

About Calumet

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has nine plants located in northwest Louisiana, northwest Wisconsin, western Pennsylvania, southeastern Texas and eastern Missouri.

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com